UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2005
CANCERVAX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On October 14, 2005, CancerVax Corporation (the “Company”) amended its employment agreements with David F. Hale, the Company’s President and Chief Executive Officer, and Dennis E. Van Epps, Ph.D., the Company’s Vice President, Research. The amendments extended the terms of Mr. Hale’s and Mr. Van Epps’ employment agreements to October 22, 2008 and November 25, 2008, respectively.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On October 11, 2005, the Company’s Board of Directors reviewed its workforce in light of its decision to discontinue the Phase 3 clinical trial of CanvaxinTM in patients with Stage III melanoma, as well as all further development of Canvaxin and manufacturing activities at the Company’s manufacturing facilities for Canvaxin.
     In addition to the workforce reductions as previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on October 6, 2005 (the “Form 8-K”), the Company’s Board has determined to reduce the Company’s workforce by three officers. The Company expects that these employment terminations will be substantially completed by December 31, 2005. In connection with this workforce reduction, the Company estimates that it will incur approximately $0.8 million of severance and related costs in addition to the approximately $3.0 million of severance and related costs associated with the workforce reductions previously disclosed in the Form 8-K. The substantial majority of these additional severance and related costs will be cash expenditures. The Company expects to accrue the majority of these costs in the fourth quarter of 2005.
     The Company is also currently evaluating the need for further restructuring activities, including with respect to the Company’s discontinuation of the Phase 3 clinical trial for Canvaxin and the Company’s manufacturing facilities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCERVAX CORPORATION
Date: October 17, 2005
	By:	/s/ David F. Hale
	Name:	David F. Hale
	Title:	President and Chief Executive Officer